Exhibit 23.9
CONSENT OF T.R. RAPONI CONSULTING LTD.
In connection with the i-80 Gold Corp. Annual Report on Form 10-K for the year ended December 31, 2024 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), the undersigned consents to:
i.the filing and use of the technical report summary titled “S-K 1300 Initial Assessment & Technical Report Summary, Ruby Hill Complex, Eureka County, Nevada” dated the 27th day of March 2025, with an effective date of December 31, 2024 (the “Ruby Hill Complex 1300 Report”) as referenced in the Form 10-K;
ii.the use of and reference to their name, including their status as an expert or “qualified person”, (as described in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the “Ruby Hill Complex 1300 Report”, Form 10-K and the Registration Statement on Form S-8 (No. 333-280725) (the “Registration Statement”); and
iii.any extracts or summaries of the “Ruby Hill Complex 1300 Report” included or incorporated by reference in the Form 10-K and the use of any information derived, summarized, quoted or referenced from the “Ruby Hill Complex 1300 Report”, or portions thereof, that was prepared by them, that they supervised the preparation of, and/or that was reviewed and approved by them, that is included or incorporated by reference in the Form 10-K and which is incorporated by reference in the Registration Statement.
Date: March 31, 2025
T.R. Raponi Consulting Ltd.

By:	/s/ Robert Raponi

Robert Raponi

4913-2357-8159\2